Exhibit 5.1

30 ROCKEFELLER PLAZA NEW YORK, NEW YORK 10112-4498 TEL +1 212.408.2500 FAX +1 212.408.2501 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

December 22, 2020

Liberty Broadband Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Ladies and Gentlemen:

As counsel for Liberty Broadband Corporation, a Delaware corporation (the “Company”), we have examined and are familiar with the Registration Statement on Form S-3 (the “Registration Statement”), which is being filed by the Company on the date hereof with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance of up to 21,885 shares (the “Shares”) of Series C common stock, par value $0.01 per share (“Series C Common Stock”), of the Company issuable upon the exercise of certain stock options that were granted under the GCI Liberty, Inc. Transitional Stock Adjustment Plan (the “TSAP”) and the GCI Liberty, Inc. 2018 Omnibus Incentive Plan (the “GCIL 2018 Plan” and, together with the TSAP, the “Plans”) to Eligible Former Qurate Retail Directors (as defined below) and a former director of GCI Liberty, Inc. (“GCI Liberty”) in connection with the Combination (as defined below). Stock options to acquire GCI Liberty Series A common stock, par value $0.01 per share (“GLIBA stock”), were previously granted to the Eligible Former Qurate Retail Directors (the “split-off options”) in connection with the transactions pursuant to which Qurate Retail, Inc. (“Qurate Retail”) acquired a controlling equity interest in GCI Liberty's predecessor, which controlling equity interest in GCI Liberty's predecessor was then split-off. Stock options to acquire GLIBA stock were also previously granted to a former director of GCI Liberty under the GCIL 2018 Plan (together with the split-off options, the “prior options”) as compensation for such person’s service on GCI Liberty’s board of directors. Subsequently, in connection with the Company’s acquisition of GCI Liberty (the “Combination”), the prior options were exchanged for new stock options to acquire shares of Series C Common Stock granted under the Plans. “Eligible Former Qurate Retail Directors” refer to individuals who were directors of Qurate Retail as of 6:01 p.m., Eastern Standard Time, on December 18, 2020 who had previously received the split-off options in connection with the transactions pursuant to which Qurate Retail acquired a controlling equity interest in GCI Liberty's predecessor, which controlling equity interest in GCI Liberty's predecessor was then split-off.

For purposes of our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	the Company’s Restated Certificate of Incorporation as in effect on the date hereof;

2.	the Amended and Restated Bylaws of the Company as in effect on the date hereof;

3.	the Certificate of Designations of Series A Cumulative Redeemable Preferred Stock of the Company;

4.	the form of stock certificate representing the Series C Common Stock included as Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 filed on July 25, 2014 (File No. 333-197619);

5.	resolutions of the Company’s Board of Directors authorizing the issuance of the Shares pursuant to the terms of the Plans and the preparation and filing of the Registration Statement under the Securities Act;

6.	the Plans; and

7.	such other documents, records and certificates of public officials as we deemed necessary or appropriate for the purpose of rendering this opinion.

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In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural person, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed that: (i) all of the Shares will be issued for the consideration permitted under the Plans as currently in effect, and none of such Shares will be issued for less than $.01 per share; (ii) all actions required to be taken under the Plans by the Board of Directors of the Company (or any committee thereof) have been or will be taken by the Board of Directors of the Company (or any committee thereof); and (iii) at the time of issuance of the Shares under the Plans, the Company shall continue to have sufficient authorized and unissued shares of Series C common stock reserved for issuance thereunder.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares are duly authorized for issuance.

2.	If and when any Shares are issued in accordance with the requirements of the Plans, such Shares will be validly issued, fully-paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware and the laws of the United States of America. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

BAKER BOTTS L.L.P.